    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                           REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                             DAVIN ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)
                              ---------------------


                  DELAWARE                              11-2854355
       (State or other jurisdiction of      (I.R.S. Employer Identification No.)
       incorporation or organization)


                              ---------------------

                      8/F Casey Ind. Bldg., 18 Bedford Rd.
                         Taikoktsui, Kowloon, Hong Kong
                                 (852) 2396-0147
    (Address of Registrant's principal executive offices, including zip code)
                              ---------------------

                            Advisor Compensation Plan
                            (Full title of the Plan)

                            Carl K.W. Tong, President
                      8/F Casey Ind. Bldg., 18 Bedford Rd.
                         Taikoktsui, Kowloon, Hong Kong
                                 (852) 2396-0147
            (Name, address and telephone number of agent for service)

                              ---------------------

                                   COPIES TO:
                              Iwona J. Alami, Esq.
                        120 Newport Center Dr., Suite 200
                             Newport Beach, CA 92660
                                 (714) 760-6880
                              --------------------


                         CALCULATION OF REGISTRATION FEE


----------------------------- ---------------- --------------- ---------------- ===============

    Title of Securities        Amount to be       Proposed        Proposed        Amount of
      to be Registered          Registered        Maximum          Maximum       Registration
                                                  Offering        Aggregate          Fee
                                                 Price per     Offering Price
                                                   Share
----------------------------- ---------------- --------------- ---------------- ===============
----------------------------- ---------------- --------------- ---------------- ===============

 Common Stock, $0.0001 Par       3,059,844        $0.0200          $61,197         $150.00
          Value(1)
----------------------------- ---------------- --------------- ---------------- ===============




(1) The registration fee is based upon the average of the closing bid and ask prices of the common stock ($0.02) as reflected on NASD Bulletin Board on December 29, 1997 (the last reported price). See Rule 457(c).

                                     PART II

Item 3. Incorporation of Documents by Reference.
        ----------------------------------------

        The Registrant incorporates the following documents by reference in the registration statement:

        (a) The Company's Annual Report on Form 10-KSB filed for the year ended March 31, 1997 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended June 30, 1997 and September 30, 1997;

        All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
        --------------------------

        The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.0001.

COMMON STOCK

        As of the date hereof, there are 49,997,452 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock, if any. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

Item 5. Interests of Named Experts and Counsel
        --------------------------------------

        Iwona J. Alami, Esq., owns no shares of Common Stock of the Company.

Item 6. Indemnification of Officers and Directors
        -----------------------------------------

        The Company's Bylaws and the Delaware Corporation Code provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7. Exemption from Registration Claimed
        -----------------------------------

        The Shares were issued for advisory services rendered pursuant to the consulting agreement. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits
        --------

        4.     Instruments defining the rights of security holders.

               4(1)    Agreement with Jonathan Mork.

        5. Opinion of Iwona J. Alami, consent included.

        24.1   Consent of Accountants.

Item 9. Undertakings
        -------------

 (a)       The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
           Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hong Kong, on February 6, 1998.


                                      DAVIN ENTERPRISES, INC.



                                      By:  /s/ Carl K.W. Tong
                                           -------------------------------------
                                           Carl K.W. Tong
                                           President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on February 6, 1998.



/s/ Carl K.W. Tong
--------------------                        President, Chief Executive Officer
   Carl K.W. Tong                           and Director


/s/ Kwok Sheck Pui
-------------------                         Chief Operating Officer
   Kwok Sheck Pui                           and Director

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